Exhibit 4.1(g)



                         [THE CIT GROUP LETTERHEAD]


[LOGO]

                                           February 28, 1996

SWVA, Inc.
17th Street and 2nd Avenue
Huntington, WV 25726

Gentlemen:

Reference is made to the Financing Agreement between us dated December
30, 1986, as amended (the "Financing Agreement"). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

Based upon the most recent financial information available to us, it appears that you may have exceeded the maximum amount of inter-company loans and/or advances permitted to be made to Marshall Steel, Inc. under
Section 6, Paragraph 12G of the Financing Agreement. We hereby confirm our agreement that the foregoing action shall not constitute, or be deemed to constitute a Default and/or Event of Default under, or violation of, the terms provisions or conditions of the Financing Agreement.

It is further agreed that, effective immediately, the Financing Agreement shall be, and hereby is, amended as follows:

(1) The definition of "Line of Credit" in Section 1, of the Financing Agreement shall be, and hereby is, amended in its entirety to read as follows:


     "Line of Credit shall mean the sum of $15,000,000."
      --------------

(2) Section 6, paragraph 12G of the Financing Agreement shall be, and hereby is, amended by increasing the dollar amounts of "$1,500,000" and "$10,000,000" respectively as they appear in clause (ii) of such paragraph to "$2,500,000" and "$15,000,000" respectively.



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In addition, we hereby confirm our agreement to waive payment of any
Mandatory Prepayment that may be due pursuant to Section 3, Paragraph 5 of the Financing Agreement based upon Surplus Cash for the fiscal year ending December 31, 1995, and we further confirm that failure to make any such payment shall not constitute or be deemed to constitute a Default or Event of Default under or violation of, the terms, provisions or conditions of the Financing Agreement.

In consideration of (i) our execution of this agreement and (ii) the preparation of this agreement by our in-house legal department and facilities you agree to pay us an Accommodation/Documentation Fee of $10,000. Such fee shall be due and payable on the date hereof and may (at our option) be charged to your Revolving Loan Account on the date thereof.

Except as set forth above no other change in or waiver of, the terms, provisions or conditions of the Financing Agreement is intended or implied. This letter shall not constitute a waiver of any other existing Default or Event of Default (whether or not we have knowledge thereof) and shall not constitute a waiver of any future Default or Event of Default. The effectiveness of the foregoing is subject to (x) Marshall Steel, Inc. signing below to confirm its agreement that the dollar limitation on its guaranty of your Obligations to us shall be, and hereby is, increased from "$1,500,000" to "$2,500,000"; and (y) Steel of West Virginia, Inc. and Marshall Steel, Inc. signing below to confirm that their respective guaranties of your Obligations to us shall continue in full force and effect in accordance with, and subject to, the respective terms and provisions thereof (as amended hereby), notwithstanding the foregoing amendment. If the foregoing is in accordance with your understanding of our agreement kindly so indicate by signing and returning the enclosed copy of this letter.



                                   THE CIT GROUP/BUSINESS
                                   CREDIT, INC.


                                   By: /s/ Robert Bernier
                                       ----------------------
                                   Title: Vice President

Read and Agreed to:

SWVA, INC.

By: /s/ Timothy R. Duke
    --------------------
Title: VP & CFO


Confirmed:


STEEL OF WEST VIRGINIA, INC.

By: /s/ Timothy R. Duke
    --------------------
Title: VP & CFO



MARSHALL STEEL, INC.

By: /s/ Timothy R. Duke
    --------------------
Title: VP & CFO